Press release
January 27, 2004

Appointments in Dynea Group

Mr Roger Carlstedt has been appointed President and CEO of Dynea Oy on November 5, 2003, and President and CEO of Dynea International Oy and Dynea Chemicals Oy on January 22, 2004.

The Group Management also consists of Mr Filip Frankenhaeuser, continuing as Executive Vice President and CFO, Mr Pertti Silanterä, continuing as Executive Vice President and Deputy to the CEO, and newly appointed Mr Tom Vestli, Executive Vice President. These appointments are effective as of January 26, 2004.

Dynea’s business operations are reported in two divisions, Panel Board Resins and Industrial & Surfacing.

Roger Carlstedt, President and CEO, will also be responsible for the Industrial & Surfacing division.

Tom Vestli, Executive Vice President, is responsible for the Panel Board Resins division and Supply & Logistics.

Filip Frankenhaeuser, Executive Vice President and CFO, will continue to be responsible for Finance and Treasury.

Pertti Silanterä, Executive Vice President, Technology, and Deputy to the CEO, will be responsible for R&D, Manufacturing Excellence & HSE, Process Technology and IT.

The former CEO of Dynea International Oy, Mr Øivind Isaksen, will take on new responsibilities within the Dynea Group.

Dynea facts

Dynea is one of the world’s leading providers of adhesion and surfacing solutions. With more than fifty production units in 24 countries in Europe, the Americas and Asia Pacific, Dynea employs 3,200 persons. In 2002, Dynea had combined revenues of approximately EUR 1.0 billion.

Dynea’s Panel Board Resins division includes the Panel Board Resins Europe, Panel Board Resins North America and Panel Board Resins Asia Pacific Business Lines. The Industrial & Surfacing division includes the Industrial Resins, Wood & Specialty Adhesives and Paper Overlays Business Lines. Business Line operations are managed by Senior Vice Presidents.

For more information, please contact:
Ms Leslie Petersen, Dynea Communications, tel +358 10 585 2031, mobile +358 50 385 2031